Exhibit 99.1
Resource Center: 1-800-732-6643

Contact:	Katherine Constantinou
202-752-5403

Number:	5552a

Date:	November 8, 2011
Fannie Mae Reports Third-Quarter 2011 Results
Company Focused on Providing Liquidity to the Mortgage Market,
Reducing Losses on its Legacy Book, and Growing a Strong New Book
WASHINGTON, DC — Fannie Mae (FNMA/OTC) today reported a net loss of $5.1 billion in the third quarter of 2011, compared to a net loss of $2.9 billion in the second quarter of the year. The company’s third-quarter loss was driven primarily by two factors: $4.9 billion in credit-related expenses, the substantial majority of which were related to its legacy (pre-2009) book of business; and $4.5 billion in fair value losses driven primarily by losses on risk management derivatives due to a significant decline in swap interest rates during the quarter. These losses were partially offset by $5.5 billion in net revenues.
The decline in interest rates during the third quarter had a significant impact on the company’s derivative losses. However, these losses were mostly offset by fair value gains in the period related to the company’s hedged mortgage investments, only a portion of which are recorded at fair value in its financial statements.
“Our results in the third quarter were significantly affected by continued weakness in the housing market and the economy overall. Despite these challenges, we are making solid progress. We are growing a strong new book of business that now accounts for nearly half of our overall single-family guaranty book of business,” said Michael J. Williams, president and chief executive officer. “We help homeowners to avoid foreclosure and provide liquidity to enable working families to buy a home or secure quality affordable rental housing. We are committed to building a stronger housing finance system for the future, and strengthening Fannie Mae to deliver value to customers, families, taxpayers, and the industry.”
“Fannie Mae is working to reduce losses on our legacy book and limit taxpayer exposure,” said Susan McFarland, executive vice president and chief financial officer. “Through efforts like the Servicing Alignment Initiative, we have created a consistent and transparent set of standards for servicing our loans. Our goal is to get to borrowers early in the delinquency process and to find a solution that fits their needs. We believe these standards are good for the borrower, good for the industry, and good for our company.”

Third-Quarter 2011 Results	1

The company’s net worth deficit of $7.8 billion as of September 30, 2011 reflects the recognition of its total comprehensive loss of $5.3 billion and its payment to Treasury of $2.5 billion in senior preferred stock dividends during the third quarter of 2011. The Acting Director of the Federal Housing Finance Agency (“FHFA”) will submit a request to Treasury on Fannie Mae’s behalf for $7.8 billion to eliminate the company’s net worth deficit. Upon receipt of those funds, the company’s total obligation to Treasury for its senior preferred stock, which will require an annualized dividend payment of $11.3 billion, will be $112.6 billion. The table below shows the amount of Fannie Mae’s requested draws from Treasury and dividend payments to Treasury since entering into conservatorship on September 6, 2008.
Treasury Draw Requests and Dividend Payments

(1)	Treasury draw requests do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which we did not receive any cash proceeds.

(2)	Fannie Mae paid dividends of $31 million in the fourth quarter of 2008 and $25 million in the first quarter of 2009.

(3)	Represents the draw required and requested based on Fannie Mae’s net worth deficit for the quarters presented. Draw requests were funded in the quarter following each quarterly net worth deficit.

(4)	Represents quarterly cash dividends paid during the quarters presented by Fannie Mae to Treasury, based on an annual rate of 10% per year on the aggregate liquidation preference of the senior preferred stock.

Third-Quarter 2011 Results	2

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Fannie Mae has continued to provide liquidity and support to the U.S. mortgage market in a number of important ways:
The company served as a stable source of liquidity for purchases of homes and multifamily rental housing, as well as for refinancing existing mortgages. Fannie Mae provided approximately $2.1 trillion in liquidity to the mortgage market from January 1, 2009 through September 30, 2011 through its purchases and guarantees of mortgage loans, including more than 7.6 million single-family mortgage loans, which enabled borrowers to purchase homes or refinance mortgages, and multifamily loans that financed nearly 967,000 units of multifamily housing.
•	The company has been a consistent market presence as it continued to provide liquidity to the mortgage market even when other sources of capital exited the market, as evidenced by the events of the last few years. It is estimated that Fannie Mae, Freddie Mac, and Ginnie Mae collectively guaranteed more than 80 percent of single-family mortgages originated in the United States since January 1, 2009.

•	The company has strengthened its underwriting and eligibility standards to support sustainable homeownership, enabling borrowers to have access to a variety of conforming mortgage products, including long-term, fixed-rate mortgages, such as the prepayable 30-year fixed-rate mortgage that protects homeowners from interest rate swings.

•	The company helped more than 960,000 homeowners struggling to pay their mortgages work out their loans from January 1, 2009 through September 30, 2011, which helped to support neighborhoods, home prices, and the housing market. Workouts refer to home retention solutions, such as modifications, repayment plans, and forbearances, as well as foreclosure alternatives, such as preforeclosure sales and deeds-in-lieu of foreclosure.

•	The company continued to support affordability in the multifamily rental market. More than 85 percent of the multifamily units it financed during 2009 and 2010 were affordable to families earning at or below the median income in their area.

•	The company remained the largest single issuer of mortgage-related securities in the secondary market in the third quarter of 2011, with an estimated market share of new single-family mortgage-related securities issuances of 43.3 percent, compared to 43.2 percent in the second quarter of 2011 and 44.5 percent in the third quarter of 2010. Fannie Mae also remained a constant source of liquidity in the multifamily market. As of June 30, 2011 (the latest date for which information was available), the company owned or guaranteed approximately 20 percent of the outstanding debt on multifamily properties.
In the first nine months of 2011, Fannie Mae purchased or guaranteed approximately $445 billion in loans, measured by unpaid principal balance, which included approximately $51 billion in delinquent loans purchased from its single-family mortgage-backed securities (“MBS”) trusts. Excluding delinquent loans purchased from its MBS trusts, Fannie Mae’s purchases and guarantees during the first nine months of 2011 enabled its lender customers to finance approximately 1,826,000 single-family conventional loans and loans for approximately 289,000 units in multifamily properties.

Third-Quarter 2011 Results	3

CREDIT QUALITY
New Single-Family Book of Business: 49 percent of Fannie Mae’s single-family guaranty book of business as of September 30, 2011 consisted of loans it had purchased or guaranteed since the beginning of 2009. The company’s new single-family book of business has a strong overall credit profile and is performing well. While it is too early to know how loans in its new single-family book of business will ultimately perform, the company expects that these loans will be profitable over their lifetime, meaning the company’s fee income on these loans will exceed the company’s credit losses and administrative costs for them. If future macroeconomic conditions turn out to be more adverse than the company’s expectations, these loans could become unprofitable.
Conventional single-family loans added to Fannie Mae’s book of business since January 1, 2009 have a weighted average loan-to-value ratio at origination of 68 percent, and a weighted average credit score at origination of 761. For more information on the expected lifetime profitability of the company’s new single-family book of business, please refer to the discussion around Table 2 in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011.
2005 — 2008 Single-Family Book of Business: The single-family credit losses the company realized from January 1, 2009 through September 30, 2011, combined with the amounts the company has reserved for single-family credit losses as of September 30, 2011, total approximately $135 billion. The substantial majority of these losses were attributable to single-family loans the company purchased or guaranteed from 2005 through 2008. The company expects that future defaults on loans in its legacy book and the resulting charge-offs will occur over a period of years.
The 2005 to 2008 acquisitions are becoming a smaller percentage of the company’s single-family guaranty book of business, having decreased from 39 percent of its single-family guaranty book of business as of December 31, 2010 to 33 percent as of September 30, 2011.
Fannie Mae’s single-family serious delinquency rate has decreased each quarter since the first quarter of 2010. This decrease is primarily the result of home retention solutions, as well as foreclosure alternatives and completed foreclosures. The decrease also is attributable to the company’s acquisition of loans with a stronger credit profile since the beginning of 2009, as these loans have become an increasingly larger portion of the single-family guaranty book of business, resulting in a smaller percentage of the company’s loans becoming seriously delinquent. The company expects serious delinquency rates will continue to be affected in the future by home price changes, changes in other macroeconomic conditions, the length of the foreclosure process, the volume of loan modifications, and the extent to which borrowers with modified loans continue to make timely payments. In addition, due to circumstances in the foreclosure environment, foreclosures are proceeding at a slow pace, which has resulted in loans remaining seriously delinquent in the company’s book of business for a longer time. This has caused the company’s serious delinquency rate to decrease more slowly in the last year than it would have if the pace of foreclosures had been faster.

Third-Quarter 2011 Results	4

STRATEGIES TO REDUCE CREDIT LOSSES ON THE LEGACY BOOK
To reduce the credit losses Fannie Mae ultimately incurs on its legacy book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications. Successful modifications allow borrowers who were having problems making their pre-modification mortgage payments to remain in their homes. While loan modifications contribute to higher credit-related expenses in the near term, the company believes that successful modifications will ultimately reduce the company’s credit losses over the long term from what they otherwise would have been if the company had foreclosed on the loans. Fannie Mae completed approximately 161,000 loan modifications in the first nine months of 2011, bringing the total number of loan modifications the company has completed since January 2009 to more than 660,000. The ultimate long-term success of the company’s current modification efforts is uncertain and will be highly dependent on economic factors, such as unemployment rates, household wealth and income, and home prices.
As the company works to reduce credit losses, it also seeks to assist distressed borrowers, help stabilize communities, and support the housing market. In dealing with distressed borrowers, Fannie Mae first seeks home retention solutions that enable them to keep their homes before turning to foreclosure alternatives. When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously. The goal of these efforts is to help minimize delinquencies that can adversely impact local home values and destabilize communities, as well as lower costs to Fannie Mae.
Improving servicing standards and execution is another key aspect of the company’s strategy to reduce its credit losses. The performance of the company’s mortgage servicers is critical to its success in reducing defaults, completing foreclosure alternatives, and managing workout and foreclosure timelines efficiently, because servicers are the primary point of contact with borrowers. Fannie Mae has taken a number of steps to improve the servicing of its delinquent loans.
•	In June 2011, the company issued new standards for mortgage servicers under FHFA’s Servicing Alignment Initiative. The Initiative is aimed at establishing consistency in the servicing of delinquent loans owned or guaranteed by Fannie Mae and Freddie Mac. Among other things, the new servicing standards, which became effective October 1, 2011, are designed to result in earlier, more frequent, and more effective contact with borrowers, and to improve servicer performance by providing servicers monetary incentives for exceeding loan workout benchmarks and by imposing fees on servicers for failing to meet loan workout benchmarks or foreclosure timelines.

•	In some cases, Fannie Mae transfers servicing on loan populations that include loans with higher-risk characteristics to special servicers with whom the company has worked to develop high-touch protocols for servicing these loans. These protocols include lowering the ratio of loans per servicer employee, prescribing borrower outreach strategies to be used at earlier stages of delinquency, and providing distressed borrowers a single point of contact to resolve issues. Transferring servicing on higher-risk loans enables the borrowers (and loans) to benefit from these high-touch protocols while increasing the original servicer’s capacity to service the remaining loans, creating an opportunity to improve service to the remaining borrowers.

Third-Quarter 2011 Results	5

•	In September 2011, Fannie Mae issued its first ratings of servicers’ performance under its Servicer Total Achievement and Rewards (“STAR”) program. The STAR program is designed to encourage improvements in customer service and foreclosure prevention outcomes for homeowners by rating servicers on their performance in these areas.
While Fannie Mae believes these steps will improve the servicing on its loans, ultimately the company is dependent on servicers’ willingness, efficiency, and ability to implement its home retention solutions and foreclosure alternatives, and to manage timelines for workouts and foreclosures. For more information on the company’s strategies to reduce credit losses on its legacy book, please refer to the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011.
The company believes that home retention solutions are most effective in preventing defaults when completed at an early stage of delinquency. Similarly, the company’s foreclosure alternatives are more likely to be successful in reducing its loss severity if they are executed expeditiously. Accordingly, providing potential home retention solutions to delinquent borrowers early in the delinquency and, where no home retention solutions are available, reducing delays in proceeding to foreclosure is a fundamental component of the company’s strategy to reduce its credit losses and help stabilize the housing market.
HOME RETENTION SOLUTIONS AND FORECLOSURE ALTERNATIVES
Loan Workouts: During the third quarter of 2011, Fannie Mae completed more than 87,000 single-family loan workouts, including more than 68,000 home-retention solutions (modifications, repayment plans, and forbearances). Details of the company’s home-retention solutions and foreclosure alternatives include:
•	Loan modifications, which consist of permanent modifications under the Treasury Department’s Home Affordable Modification Program and Fannie Mae’s own modification options, increased in the third quarter of 2011 to 60,025 from 50,336 in the second quarter of 2011. These figures do not include modifications in trial periods.

•	Repayment plans/forbearances of 8,202 in the third quarter of 2011, compared with 8,683 in the second quarter of 2011.

•	Preforeclosure sales and deeds-in-lieu of foreclosure of 19,306 in the third quarter of 2011, compared with 21,176 in the second quarter of 2011.
Homeowner Initiatives: In the third quarter of 2011, Fannie Mae continued to develop programs and invest in initiatives designed to help keep people in homes, assist prospective homeowners, and support the mortgage and housing markets overall. As of September 30, 2011, Fannie Mae had established eleven Mortgage Help Centers across the nation to accelerate the response time for struggling borrowers with loans owned by Fannie Mae. In the first nine months of 2011, these centers helped borrowers obtain nearly 4,100 home retention plans. The company also uses direct mail and phone calls to encourage homeowners to pursue home retention solutions and foreclosure alternatives, and has established partnerships with counseling agencies in ten states across the country to provide similar services.

Third-Quarter 2011 Results	6

Refinancing Initiatives: Through the company’s Refi PlusTM initiative, which provides expanded refinance opportunities for eligible Fannie Mae borrowers, and includes Home Affordable Refinance Program (“HARP”) loans, the company acquired or guaranteed approximately 536,000 loans in the first nine months of 2011 that helped borrowers obtain more affordable monthly payments or a more stable mortgage product. Loans refinanced through the Refi Plus initiative in the first nine months of 2011 reduced borrowers’ monthly mortgage payments by an average of $171. The company may incur additional credit-related expenses as a result of recently announced changes to HARP. However, these refinancing activities may help prevent future delinquencies and defaults because loans refinanced under the program reduce the borrowers’ monthly payments or otherwise should provide more sustainability than the borrowers’ old loans (for example, by having a fixed rate instead of an adjustable rate). At this time, Fannie Mae does not know how many of these refinances it will acquire. For more information on the recently announced HARP changes, please refer to the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011.
FORECLOSURES AND REO
Fannie Mae acquired 45,194 single-family real-estate owned (“REO”) properties, primarily through foreclosure, in the third quarter of 2011, compared with 53,697 in the second quarter of 2011. Fannie Mae disposed of 58,297 single-family REO in the third quarter of 2011, compared with 71,202 in the second quarter of 2011. As of September 30, 2011, the company’s inventory of single-family REO properties was 122,616, compared with 135,719 as of June 30, 2011. The carrying value of the company’s single-family REO was $11.0 billion as of September 30, 2011, compared with $12.5 billion as of June 30, 2011.
The company’s single-family foreclosure rate was 1.15 percent on an annualized basis in the first nine months of 2011, compared with 1.20 percent in the first six months of 2011 and 1.61 percent in the first nine months of 2010. This reflects the annualized number of single-family properties acquired through foreclosure as a percentage of the total number of loans in Fannie Mae’s conventional single-family guaranty book of business.
The changing foreclosure environment has significantly lengthened the time it takes to foreclose on a mortgage loan in many states, which has slowed the pace of Fannie Mae’s REO property acquisitions. The increase in foreclosure timelines also has increased Fannie Mae’s credit-related expenses and negatively affected its single-family serious delinquency rates. Moreover, Fannie Mae believes these changes in the foreclosure environment will delay the recovery of the housing market because it will take longer to clear the housing market’s supply of distressed homes, which typically sell at a discount to non-distressed homes and therefore negatively affect overall home prices.
SUMMARY OF THIRD-QUARTER 2011 RESULTS
Fannie Mae reported a net loss of $5.1 billion for the third quarter of 2011, compared to a net loss of $2.9 billion in the second quarter of 2011. The net worth deficit of $7.8 billion as of September 30, 2011 takes into account dividends paid on senior preferred stock held by Treasury.

Third-Quarter 2011 Results	7

(Dollars in millions, except per share amounts)(1)	3Q11	2Q11	Variance	3Q11	3Q10	Variance
Net interest income	$5,186	$4,972	$214	$5,186	$4,776	$410
Fee and other income	291	265	26	291	304	(13)

Net revenues	5,477	5,237	240	5,477	5,080	397
Investment gains, net	73	171	(98)	73	82	(9)
Net other-than-temporary impairments	(262)	(56)	(206)	(262)	(326)	64
Fair value (losses) gains, net	(4,525)	(1,634)	(2,891)	(4,525)	525	(5,050)
Administrative expenses	(591)	(569)	(22)	(591)	(730)	139
Credit-related expenses(2)	(4,884)	(6,059)	1,175	(4,884)	(5,561)	677
Other non-interest expenses(3)	(373)	(75)	(298)	(373)	(410)	37

Net losses and expenses	(10,562)	(8,222)	(2,340)	(10,562)	(6,420)	(4,142)

Loss before federal income taxes	(5,085)	(2,985)	(2,100)	(5,085)	(1,340)	(3,745)
Benefit for federal income taxes	—	93	(93)	—	9	(9)

Net loss	(5,085)	(2,892)	(2,193)	(5,085)	(1,331)	(3,754)
Less: Net income attributable to the noncontrolling interest	—	(1)	1	—	(8)	8

Net loss attributable to Fannie Mae	$(5,085)	$(2,893)	$(2,192)	$(5,085)	$(1,339)	$(3,746)

Total comprehensive loss attributable to Fannie Mae	$(5,282)	$(2,891)	$(2,391)	$(5,282)	$(437)	$(4,845)
Preferred stock dividends	$(2,494)	$(2,282)	$(212)	$(2,494)	$(2,116)	$(378)

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Consists of provision for loan losses, provision for guaranty losses and foreclosed property expense (income).

(3)	Consists of debt extinguishment losses, net and other expenses.

Net revenues were $5.5 billion in the third quarter of 2011, up 5 percent from $5.2 billion in the second quarter of 2011, due primarily to an increase in net interest income. Net interest income was $5.2 billion, up 4 percent from $5.0 billion in the second quarter of 2011.
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $4.9 billion in the third quarter of 2011, down from $6.1 billion in the second quarter of 2011. The decrease in the company’s credit-related expenses in the third quarter of 2011 was driven by a lower provision on individually impaired loans as the continued lower interest rate environment improved the company’s expected cash flow projections on these loans, therefore reducing the company’s estimated impairment.
Credit losses, which the company defines generally as net charge-offs plus foreclosed property expense, excluding the effect of certain fair-value losses, were $4.5 billion in the third quarter of 2011, compared with $3.9 billion in the second quarter of 2011. The increase in credit losses was primarily due to an increase in foreclosed property expense.

Third-Quarter 2011 Results	8

Total loss reserves, which reflect an estimate of the probable losses the company has incurred in its guaranty book of business, increased to $75.6 billion as of September 30, 2011, compared with $74.8 billion as of June 30, 2011. The total loss reserve coverage to total nonperforming loans was 37.07 percent as of September 30, 2011, compared with 36.91 percent as of June 30, 2011, and 30.85 percent as of December 31, 2010. The continued stress on a broad segment of borrowers from persistent high levels of unemployment and underemployment, and the prolonged decline in home prices have caused the company’s total loss reserves to remain high for the past few years.
Net fair value losses were $4.5 billion in the third quarter of 2011, driven primarily by fair value losses on Fannie Mae’s risk management derivatives due to a significant decline in swap interest rates during the quarter, compared with net fair value losses of $1.6 billion in the second quarter of 2011.
NET WORTH AND U.S. TREASURY FUNDING
The Acting Director of FHFA will request $7.8 billion of funds from Treasury on the company’s behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and Treasury to eliminate the company’s net worth deficit as of September 30, 2011. Fannie Mae’s third-quarter dividend of $2.5 billion on its senior preferred stock held by Treasury was declared by FHFA and paid by the company on September 30, 2011.
In September 2011, Treasury provided to the company $5.1 billion to cure its net worth deficit as of June 30, 2011. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $99.7 billion to $104.8 billion as of September 30, 2011. It will increase to $112.6 billion upon the receipt of funds from Treasury to eliminate the company’s third-quarter 2011 net worth deficit, which will require an annualized dividend payment of $11.3 billion. This amount exceeds the company’s reported annual net income for any year since its inception.
Through September 30, 2011, Fannie Mae has paid an aggregate of $17.2 billion to Treasury in dividends on the senior preferred stock.
BUSINESS SEGMENT RESULTS
Fannie Mae conducts its activities through three complementary businesses: its Single-Family business, its Multifamily business, and its Capital Markets group. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers, who deliver mortgage loans that the company purchases and securitizes into Fannie Mae MBS. The Capital Markets group manages the company’s investment activity in mortgage-related assets, funding investments primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.
Single-Family guaranty book of business was $2.84 trillion as of September 30, 2011 compared with $2.88 trillion as of June 30, 2011. Single-Family guaranty fee income for both the second and third quarter of 2011 was $1.9 billion. The Single-Family business lost $3.7 billion in the third quarter of 2011, compared with $5.0 billion in the second quarter of 2011, due primarily to credit-related expenses of $4.8 billion, the substantial majority of which were attributable to loans purchased or guaranteed prior to 2009.

Third-Quarter 2011 Results	9

Multifamily guaranty book of business was $193.3 billion as of September 30, 2011, compared with $191.5 billion as of June 30, 2011. Multifamily recorded credit-related expenses of $102 million in the third quarter of 2011, compared with credit-related expenses of $126 million in the second quarter of 2011. Multifamily earned $72 million in the third quarter of 2011, compared with $87 million in the second quarter of 2011.
Capital Markets’ net interest income for both the second and third quarter of 2011 was $3.9 billion. Fair value losses were $4.7 billion, compared with fair value losses of $1.5 billion in the second quarter of 2011. The Capital Markets mortgage investment portfolio balance decreased to $722.2 billion as of September 30, 2011, compared with $731.8 billion as of June 30, 2011, resulting from purchases of $42.1 billion, liquidations of $33.8 billion, and sales of $17.9 billion during the quarter. The Capital Markets group lost $711 million in the third quarter of 2011, compared with $2.8 billion earned in the second quarter of 2011. Capital Markets’ third-quarter loss was driven by losses on the company’s risk management derivatives.
The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its quarterly report on Form 10-Q for the quarter ended September 30, 2011, which was filed today with the Securities and Exchange Commission. Further information about the company’s credit performance, the characteristics of its guaranty book of business, the drivers of its credit losses, its foreclosure-prevention efforts, and other measures is contained in the “2011 Third-Quarter Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.
# # #
In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future financial results; the profitability of its loans; the impact of successful loan modifications; FHFA’s future requests to Treasury on Fannie Mae’s behalf; Fannie Mae’s future serious delinquency rates, credit losses, credit-related expenses, defaults, and charge-offs; its draws from and dividends to be paid to Treasury; the performance and caliber of loans it has acquired and will acquire; the impact of the changing foreclosure environment; the impact of the company’s actions on its delinquencies, defaults, loss severities, costs and credit losses; the impact of the company’s actions on customers, families, taxpayers, communities, home values, the housing market, the housing industry and the housing finance system; the impact of the company’s actions to improve the servicing on its loans; and the impact of HARP refinances and other refinancing activities on the company’s future financial results, delinquencies and defaults. These estimates, forecasts, expectations, and statements are forward-looking statements and are based on the company’s current assumptions regarding numerous factors, including assumptions about future home prices and the future performance of its loans. The company’s future estimates of these amounts, as well as the actual amounts, may differ materially from its current estimates as a result of home price changes, interest rate changes, unemployment, other macroeconomic variables, government policy matters, changes in generally accepted accounting principles, credit availability, social behaviors, the volume of loans it modifies, the effectiveness of its loss mitigation strategies, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, the adequacy of its loss reserves, its ability to maintain a positive net worth, effects from activities the company takes to support the mortgage market and help homeowners, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, changes in the structure and regulation of the financial services industry, the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the performance of the company’s servicers, conditions in the foreclosure environment, and many other factors. Changes in the company’s underlying assumptions and actual outcomes, which could be affected by the economic environment, government policy, and many other factors, including those discussed in the “Risk Factors” sections of the company’s annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended September 30, 2011 and elsewhere in this release, could result in actual results being materially different from what is set forth in the forward-looking statements.
Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by purchasing or guaranteeing mortgage loans originated by mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

Third-Quarter 2011 Results	10

ANNEX I
FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets— (Unaudited)
(Dollars in millions, except share amounts)

	As of
	September 30,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents (includes $3 and $348, respectively, related to consolidated trusts)	$24,307	$17,297
Restricted cash (includes $51,774 and $59,619, respectively, related to consolidated trusts)	55,961	63,678
Federal funds sold and securities purchased under agreements to resell or similar arrangements	35,950	11,751
Investments in securities:
Trading, at fair value (includes $20 and $21, respectively, related to consolidated trusts)	68,149	56,856
Available-for-sale, at fair value (includes $1,429 and $1,055, respectively, related to consolidated trusts)	82,710	94,392

Total investments in securities	150,859	151,248

Mortgage loans:
Loans held for sale, at lower of cost or fair value (includes $53 and $661, respectively, related to consolidated trusts)	309	915
Loans held for investment, at amortized cost:
Of Fannie Mae	385,247	407,228
Of consolidated trusts (includes $3,361 and $2,962, respectively, at fair value and loans pledged as collateral that may be sold or repledged of $6,993 and $2,522, respectively)	2,583,699	2,577,133

Total loans held for investment	2,968,946	2,984,361
Allowance for loan losses	(71,435)	(61,556)

Total loans held for investment, net of allowance	2,897,511	2,922,805

Total mortgage loans	2,897,820	2,923,720
Accrued interest receivable, net (includes $8,451 and $8,910, respectively, related to consolidated trusts)	10,862	11,279
Acquired property, net	12,195	16,173
Other assets	25,923	26,826

Total assets	$3,213,877	$3,221,972

LIABILITIES AND DEFICIT
Liabilities:
Accrued interest payable (includes $9,449 and $9,712, respectively, related to consolidated trusts)	$12,928	$13,764
Federal funds purchased and securities sold under agreements to repurchase	—	52
Debt:
Of Fannie Mae (includes $845 and $893, respectively, at fair value)	744,803	780,044
Of consolidated trusts (includes $3,840 and $2,271, respectively, at fair value)	2,446,973	2,416,956
Other liabilities (includes $674 and $893, respectively, related to consolidated trusts)	16,964	13,673

Total liabilities	3,221,668	3,224,489

Commitments and contingencies (Note 14)	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	104,787	88,600
Preferred stock, 700,000,000 shares are authorized—555,374,922 and 576,868,139 shares issued and outstanding, respectively	19,130	20,204
Common stock, no par value, no maximum authorization—1,308,762,703 and 1,270,092,708 shares issued, respectively; 1,157,757,042 and 1,118,504,194 shares outstanding, respectively	687	667
Accumulated deficit	(123,359)	(102,986)
Accumulated other comprehensive loss	(1,696)	(1,682)
Treasury stock, at cost, 151,005,661 and 151,588,514 shares, respectively	(7,402)	(7,402)

Total Fannie Mae stockholders’ deficit	(7,853)	(2,599)

Noncontrolling interest	62	82

Total deficit	(7,791)	(2,517)

Total liabilities and deficit	$3,213,877	$3,221,972

See Notes to Condensed Consolidated Financial Statements

Third-Quarter 2011 Results	11

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations and Comprehensive Loss— (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Interest income:
Trading securities	$274	$310	$822	$955
Available-for-sale securities	1,160	1,313	3,525	4,175
Mortgage loans (includes $30,633 and $32,807, respectively, for the three months ended and $94,111 and $100,810, respectively, for the nine months ended related to consolidated trusts)	34,334	36,666	105,257	111,917
Other	26	31	79	111

Total interest income	35,794	38,320	109,683	117,158

Interest expense:
Short-term debt (includes $3 and $4, respectively, for the three months ended and $8 and $9, respectively, for the nine months ended related to consolidated trusts)	66	194	254	479
Long-term debt (includes $27,157 and $28,878, respectively, for the three months ended and $82,928 and $90,379, respectively, for the nine months ended related to consolidated trusts)	30,542	33,350	94,311	104,907

Total interest expense	30,608	33,544	94,565	105,386

Net interest income	5,186	4,776	15,118	11,772
Provision for loan losses	(4,159)	(4,696)	(20,548)	(20,930)

Net interest income (loss) after provision for loan losses	1,027	80	(5,430)	(9,158)

Investment gains, net	73	82	319	271
Other-than-temporary impairments	(232)	(366)	(317)	(600)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive income	(30)	40	(45)	(99)

Net other-than-temporary impairments	(262)	(326)	(362)	(699)
Fair value (losses) gains, net	(4,525)	525	(5,870)	(877)
Debt extinguishment losses, net	(119)	(214)	(149)	(497)
Fee and other income	291	304	793	831

Non-interest (loss) income	(4,542)	371	(5,269)	(971)

Administrative expenses:
Salaries and employee benefits	323	325	953	973
Professional services	173	305	531	759
Occupancy expenses	46	43	131	124
Other administrative expenses	49	57	150	149

Total administrative expenses	591	730	1,765	2,005
(Benefit) provision for guaranty losses	(8)	78	694	111
Foreclosed property expense	733	787	743	1,255
Other expenses	254	196	638	650

Total expenses	1,570	1,791	3,840	4,021

Loss before federal income taxes	(5,085)	(1,340)	(14,539)	(14,150)
Benefit for federal income taxes	—	9	91	67

Net loss	(5,085)	(1,331)	(14,448)	(14,083)
Other comprehensive (loss) income:
Changes in unrealized losses on available-for-sale securities, net of reclassification adjustments and taxes	(198)	901	(20)	3,938
Other	1	1	6	6

Total other comprehensive (loss) income	(197)	902	(14)	3,944

Total comprehensive loss	(5,282)	(429)	(14,462)	(10,139)
Less: Comprehensive income attributable to the noncontrolling interest	—	(8)	(1)	(4)

Total comprehensive loss attributable to Fannie Mae	$(5,282)	$(437)	$(14,463)	$(10,143)

Net loss	$(5,085)	$(1,331)	$(14,448)	$(14,083)
Less: Net income attributable to the noncontrolling interest	—	(8)	(1)	(4)

Net loss attributable to Fannie Mae	(5,085)	(1,339)	(14,449)	(14,087)
Preferred stock dividends	(2,494)	(2,116)	(6,992)	(5,550)

Net loss attributable to common stockholders	$(7,579)	$(3,455)	$(21,441)	$(19,637)

Loss per share—Basic and Diluted	$(1.32)	$(0.61)	$(3.74)	$(3.45)
Weighted-average common shares outstanding—Basic and Diluted	5,760	5,695	5,730	5,694

See Notes to Condensed Consolidated Financial Statements

Third-Quarter 2011 Results	12

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows— (Unaudited)
(Dollars in millions)

	For the Nine Months
	Ended September 30,
	2011	2010

Net cash used in operating activities	$(6,714)	$(42,447)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(2,483)	(7,984)
Proceeds from maturities and paydowns of trading securities held for investment	1,672	1,997
Proceeds from sales of trading securities held for investment	837	21,488
Purchases of available-for-sale securities	(44)	(262)
Proceeds from maturities and paydowns of available-for-sale securities	9,995	12,927
Proceeds from sales of available-for-sale securities	2,590	7,096
Purchases of loans held for investment	(44,276)	(52,048)
Proceeds from repayments of loans held for investment of Fannie Mae	18,467	14,749
Proceeds from repayments of loans held for investment of consolidated trusts	364,500	378,662
Net change in restricted cash	7,717	(11,111)
Advances to lenders	(43,363)	(44,951)
Proceeds from disposition of acquired property and preforeclosure sales	36,280	28,079
Net change in federal funds sold and securities purchased under agreements to resell or similar agreements	(24,199)	33,219
Other, net	137	(476)

Net cash provided by investing activities	327,830	381,385
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	572,828	890,570
Payments to redeem debt of Fannie Mae	(609,399)	(848,438)
Proceeds from issuance of debt of consolidated trusts	157,280	191,665
Payments to redeem debt of consolidated trusts	(444,160)	(587,963)
Payments of cash dividends on senior preferred stock to Treasury	(6,992)	(5,554)
Proceeds from senior preferred stock purchase agreement with Treasury	16,187	25,200
Net change in federal funds purchased and securities sold under agreements to repurchase	—	185
Other, net	150	(33)

Net cash used in financing activities	(314,106)	(334,368)
Net increase in cash and cash equivalents	7,010	4,570
Cash and cash equivalents at beginning of period	17,297	6,812

Cash and cash equivalents at end of period	$24,307	$11,382

Cash paid during the period for interest	$97,592	$107,537

See Notes to Condensed Consolidated Financial Statements

Third-Quarter 2011 Results	13